UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: March 30, 2020

KonaTel, Inc.

(Exact name of registrant as specified in its charter)

N/A

(Former name or address, if changed since last report)

Delaware	001-10171	80-0000245
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13601 Preston Road, # E816

Dallas, Texas 75240

(Address of Principal Executive Offices, Including Zip Code)

(214) 323-8410

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:  None.

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter or Rule 12b-2 of the Securities and Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01 Other Events.

KonaTel, Inc. (“KonaTel” or the “Company”) will be relying on the Securities and Exchange Commission’s (the “Commission”) “Order under Section 36 of the Securities Exchange Act of 1934 Granting Exemptions From Specified Provisions of the Exchange Act and Certain Rules Thereunder,” dated March 4, 2020, Release No. 34-88318 (the “COVID-19 Order”), which conditionally exempts certain issuers impacted by COVID-19 from meeting certain filing deadlines for filing their Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”), due to the circumstances related to COVID-19.  The current outbreak of COVID-19 has posed a significant impact on the Company to file, on a timely basis, its Annual Report that is due March 30, 2020 (the “Original Due Date”). Considering the lack of time for the compilation, dissemination and review of the information required to be presented and the importance of markets and investors to receive materially accurate information in the Annual Report, we have decided to rely on the COVID-19 Order and endeavor to file the Annual Report no later than May 14, 2020, or within 45 days after the Original Due Date.

In light of the current COVID-19 pandemic, the Company will be including the following Risk Factor into its Annual Report:

An occurrence of an uncontrollable event such as the COVID-19 pandemic may negatively affect our operations.

The occurrence of an uncontrollable event such as the COVID-19 pandemic may negatively affect our operations. A pandemic typically results in social distancing, travel bans and quarantine, and this has limited access to our facilities, customers, management, support staff and professional advisors.  These, in turn, may not only impact our operations, financial condition and demand for our services, but our overall ability to react timely to mitigate the impact of this event.  Also, it may substantially hamper our efforts to provide our investors with timely information and comply with our filing obligations with the Commission.

Under the U.S Department of Homeland Security, Cyber and Infrastructure Security Agency (“CISA”), National Communications Coordination Branch (“NCC”) guidelines of the Communications Sector, KonaTel’s telecommunications services meet critical infrastructure guidelines as an integral component of the U.S. economy.

KonaTel operates two wholly owned subsidiary companies, Apeiron Systems, Inc. (“Apeiron”) and IM Telecom, LLC (“Infiniti Mobile”).  Apeiron provides voice and data services, primarily to business customers.  Infiniti Mobile provides government subsidized cellular service to qualified low income Americans under the Federal Communications Commission (“FCC”) Lifeline program.

KonaTel’s corporate staff has successfully transitioned to a work-from-home status.  KonaTel has not terminated or furloughed corporate staff as a result of COVID-19, nor received reports of corporate staff diagnosed with COVID-19.

Apeiron has successfully transitioned its workforce to a work-from-home status and continues to provide all support services to its customers and agents.  Apeiron has not terminated or furloughed staff as a result of COVID-19, nor received reports of staff diagnosed with COVID-19.  Apeiron’s redundant national voice and data networks continue to operate normally.  Apeiron’s billing systems and e-commerce platforms, which allow customers to purchase new service and monitor and adjust current service, continue to operate normally.

Over 95% of Apeiron’s customers are businesses (“B2B”), and less than 5% are consumers (“B2C”).  Demand for Apeiron’s services has not abated as a result of COVID-19; and we have seen some increased demand (traffic) over the past 30-days.  COVID-19, however, may negatively affect our customer’s ability to pay for service, which will negatively affect (reduce) cash flow.  To mitigate this risk, most Apeiron customers purchase services on a pre-paid basis, secured by a security deposit or credit card on file.  For those customers granted credit, credit is typically limited to one-week of service before payment is required, but Apeiron does have some long-term customers who have net-30-day payment terms.

Infiniti Mobile has successfully transitioned the bulk of its workforce to a work-from-home status, but we maintain minimal staff at one retail location to provide essential Lifeline distribution and support, while following social distancing protocols.  Infiniti Mobile has not terminated or furloughed staff as a result of COVID-19, nor received reports of staff diagnosed with COVID-19.  Infiniti Mobile also utilizes a network of independent field agents to distribute Lifeline service.  Our field agent’s ability to distribute Lifeline has been impacted by COVID-19, so we have redirected more Lifeline approval and distribution processes to our e-commerce platform.  We have also implemented mandatory COVID-19 mitigation guidelines for our independent field agents, contractors and employees.

Demand for Infiniti Mobile’s Lifeline service has not abated as a result of COVID-19; and our Lifeline customer base continues to increase month-over-month.  We do not anticipate an interruption to our revenue stream (i.e., subsidy payments from the federal government).  We are dependent on a steady supply of low-cost cellular handsets, typically manufactured in China.  We have not seen a significant reduction in handset supply from our multiple supply channels, including domestic refurbished handsets, but COVID-19 may negatively impact future supply, which will negatively affect (reduce) revenues.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KonaTel, Inc.

Date: March 30, 2020	By:	/s/ D. Sean McEwen
D. Sean McEwen
President, Chairman, Chief Executive Officer and Director

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